JSBarkats PLLC
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January 16, 2013

Via E-Mail and Certified International Mail

mwb fairtrade
Wertpapierhandelsbank AG
Attn.: Herbert Schuster
Bettina Schmidt
Rottenbucher Straße 28
Postfach 16 44
82166 Graefelfing / Germany
Phone: +49 89 85852-200
+ 49 89 85852-305
E-mail: hschuster@mwbfairtrade.com
bschmidt@mwbfairtrade.com

Re: Unauthorized Listing of the Common Stock of Amarantus BioScience, Inc.

Dear Sirs:

We are attorneys for Amarantus BioScience, Inc. (the "Company"), a U.S. biotechnology company developing new treatments and diagnostics for Parkinson's disease and traumatic brain injury. The Company's common stock currently trades in the U.S. OTCQB under the ticker symbol "AMBS".

The Company recently became aware that its common stock has been listed without authorization on the Berlin-Bremen Stock Exchange or its affiliated trading platforms or venues (collectively, the "BBSE"). We understand that mwb fairtrade ("MWB" or "you") serves as market maker for this stock.

Please note that the Company's common stock was listed on the BBSE without the Company's prior knowledge, consent, or authorization. The Company furthermore did not authorize or direct MWB or any other German broker to act as market maker for the Company's common stock.

The Company believes that the unauthorized listing of the Company's common stock on the BBSE is part of a scheme to circumvent U.S. securities laws and self-regulatory organization requirements, including the specific restrictions implemented by the Financial Industry Regulatory Authority (FINRA) and the Securities and Exchange Commission against "naked short selling."

Please note that the Depository Trust Corporation has been notified not to honor any transfers undertaken through the BBSE.

Accordingly, please de-list the Company's common stock from the BBSE and stop all of your market-making activities with respect to the Company's stock. Please furthermore confirm to the undersigned that the Company's common stock has been de-listed from the BBSE, that trading of the Company's common stock will no longer be possible through that venue, and that you are no longer acting as a market-maker in Germany with respect to the stock.

Your failure to comply with the foregoing will result in legal actions for injunctive relief, and damages, in the U.S., Germany, or both. Please govern yourselves accordingly.

Please finally note that the Company reserves all its rights in relation to the foregoing.

Very truly yours,

JSBarkats, PLLC

Andrés Rueda

Andres Rueda, Esq.

cc: Sunny Joseph Barkats, Esq.
Gerald Commissiong